Exhibit 18

March 2, 2010

Board of Directors

Electronics for Imaging, Inc.

303 Velocity Way

Foster City, California 94404

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and issued our report thereon dated March 2, 2010. Note 4 to the financial statements describes a change in accounting principle related to the change in the timing of the Company’s annual goodwill impairment test date from September 30 to December 31 of each year. It should be understood that the preferability of one acceptable method of accounting over another for a change in the annual goodwill impairment test date has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP